EXHIBIT 5.1

February 24, 2004

Mentor Corporation

201 Mentor Drive

Santa Barbara, California 93111

Re:	Registration Statement of Form S-3

Ladies and Gentlemen:

We are acting as special counsel for Mentor Corporation, a Minnesota corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $150,000,000 aggregate principal amount of the Company’s 2¾% Convertible Subordinated Notes due January 1, 2024 (the “Notes”), and 5,121,377 shares of common stock of the Company, $0.10 par value per share, initially issuable upon conversion of the Notes (the “Conversion Shares”), pursuant to registration statement on Form S-3 filed with the Securities and Exchange Commission on February 24, 2004 (such registration statement is referred to herein as the “Registration Statement”).

The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”). The Notes were issued pursuant to an Indenture, dated as of December 22, 2003, between the Company and U.S. Bank National Association, as trustee (the “Indenture”), which Indenture has been incorporated by reference as an exhibit in the Registration Statement.

We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the qualifications that we express no opinion as to: (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights; (iii) rights to indemnification, contribution or exculpation to the extent that (A) they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or (B) such provisions are contrary to public policy; (iv) rights to collection or liquidated damages or penalties on overdue or defaulted obligations; or (v) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the laws of the State of New York and the federal securities laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein, including any amendments thereto. In giving such consent we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation